Exhibit 99.1

Pulse Biosciences Announces Commercial and Clinical Partnership with the Clayman Thyroid Center

Collaboration adds the nPulse™ Vybrance™ System to patient care at the Hospital for Endocrine Surgery and supports generation of additional clinical data

HAYWARD, California, October 14, 2026 — Pulse Biosciences, Inc. (Nasdaq: PLSE), the company leveraging its ever evolving novel and proprietary Nanosecond Pulsed Field Ablation™ (nano-PFA or nsPFA™) technology, today announced a partnership with the Clayman Thyroid Center at the Hospital for Endocrine Surgery in Tampa, Florida. The partnership covers both the commercial use of the nPulse™ Vybrance™ Percutaneous Electrode System in the treatment of patients at the center and a clinical collaboration to generate additional data on the use of nsPFA energy in benign thyroid nodule treatment.

Under the commercial component of the partnership, the Clayman Thyroid Center is now treating patients with the Vybrance System as part of the controlled market development strategy. The center is the only site in the Tampa Bay Area offering nPulse technology for symptomatic benign thyroid nodules.

Within the clinical partnership, Pulse Biosciences and the Clayman Thyroid Center will collaborate on the collection of real-world outcomes from patients treated at the center, as well as on formal clinical studies evaluating nsPFA energy for the treatment of benign thyroid nodules. Pulse Biosciences expects this work to add meaningfully to the body of evidence supporting the Vybrance System. “The Clayman Thyroid Center is one of the largest thyroid surgery centers across the country with significant regional and national referral patterns,” said Paul LaViolette, CEO and Co-Chairman of Pulse Biosciences. “This partnership allows expansion of access to nPulse Vybrance technology for patients to be treated in a high-volume center and a visionary clinical partner generating rigorous outcomes data. That combination will be invaluable as we build the foundation for expanded access to the Vybrance System.”

The nPulse Vybrance Percutaneous Electrode System delivers ultra-short bursts of electrical energy to cells in a precise, nonthermal procedure under ultrasound guidance. Unlike treatments that rely on heat, nsPFA energy is designed to clear ablated cells while sparing adjacent acellular tissue to preserve nearby critical structures such as nerves and vessels.  Patients undergoing therapy with the Vybrance System are able to go home the same day, avoid surgical risks and scarring, and typically experience relief from symptoms commencing only a few weeks following the minimally invasive procedure.

About Pulse Biosciences®

Pulse Biosciences is a novel bioelectric medicine company committed to health innovation that has the intention as well as potential to improve the quality of life for patients. The Company’s proprietary nPulse™ technology delivers nanosecond pulses of electrical energy to non-thermally clear cells while sparing adjacent non-cellular tissue. The Company is actively pursuing the development of its nPulse technology for use in the treatment of atrial fibrillation and in a select few other markets where it could have a profound positive impact on healthcare for both patients and providers, such as surgical soft tissue ablation.

Pulse Biosciences, nPulse, Vybrance, CellFX, Nano-Pulse Stimulation, NPS, nsPFA, CellFX nsPFA and the stylized logos are among the trademarks and/or registered trademarks of Pulse Biosciences, Inc. in the United States and other countries.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements concerning early clinical successes and whether they are predictive of the safety and effectiveness of any medical device such as the nPulse™ Vybrance™ Percutaneous Electrode System to treat benign thyroid nodules or any other thyroid disease, Pulse Biosciences’ expectations, whether stated or implied, about whether the Company’s nsPFA technology will become either a disruptive treatment option or a superior option for treating any medical condition such as thyroid disease, statements relating to the effectiveness of the Company’s nsPFA technology and nPulse System to non-thermally clear cells while sparing adjacent non-cellular tissue, statements concerning the Company’s expected clinical initiatives and product development efforts, such as the likelihood of generating rigorous outcomes data from its collaboration with the Clayman Thyroid Center, statements concerning market opportunities, such as whether the Vybrance System can replace surgery as the standard of care for treating BTNs or other thyroid disease, customer adoption and future use of the nPulse System to address a range of conditions such as thyroid disease, and other future events. These statements are not historical facts but rather are based on Pulse Biosciences’ current expectations, estimates, and projections regarding Pulse Biosciences’ business, operations and other similar or related factors. Words such as “may,” “will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and other similar or related expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond Pulse Biosciences’ control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in Pulse Biosciences’ filings with the Securities and Exchange Commission. Pulse Biosciences undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Investor Contacts:

Pulse Biosciences, Inc.

Jon Skinner, CFO

IR@pulsebiosciences.com

Or

Gilmartin Group

Philip Trip Taylor

415.937.5406

philip@gilmartinir.com